Exhibit 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS COMPARABLE SALES
--Expects FY 2015 Earnings Per Share Within Previously-Announced Guidance Range--
--Announces Participation in 17th Annual ICR XChange Conference--

NASHVILLE, Tenn., Jan. 12, 2015 -Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, increased 10% for the quarter-to-date period ended January 3, 2015, from the equivalent period last year. Same store sales increased 9% and sales for the Company's e‑commerce and catalog direct sales businesses increased 25% on a comparable basis for the period. Comparable sales changes for each retail segment and the total Company for the period were as follows:

Quarter-to-Date (Jan. 3, 2015)

	Comparable Sales (Stores and Direct)	Same-store Sales	Comparable Direct Sales
Journeys Group	15%	14%	39%
Schuh Group	6%	2%	27%
Lids Sports Group	6%	5%	23%
Johnston & Murphy Group	3%	3%	2%
Total Genesco	10%	9%	25%

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, "While we are pleased with the strong overall comparable sales trend through the Holiday season, which has continued into January, due to lower gross margin, lower than expected non-comparable sales, and exchange rate pressure in some of our businesses, we are maintaining our most recently announced expectations for adjusted earnings per share in the range of $4.75 to $4.85 for the fiscal year ending January 31, 2015. We are particularly pleased with the performance of the Journeys Group, which is currently benefiting from a combination of favorable fashion trends and stellar execution. While we experienced better than expected comparable sales in the Lids Sports Group, the Group's non-comparable sales were lower than expected and the comparable sales have been driven in part by promotional pricing to manage inventory levels.  Additionally, we are cautious about the balance of the quarter for Lids because results will depend in part on the performance of certain teams. The comparison to last year’s Seattle Seahawks’ run to the Super Bowl may be difficult to match."

     The Company’s adjusted earnings per share expectations do not reflect expected non-cash asset impairments and other charges, partially offset by a gain on a lease termination in the first quarter of the year, which are expected to be approximately $0.08 to $0.09 per diluted share for the fiscal year. They also do not reflect a charge of $0.15 per diluted share in the first quarter related to a change in accounting for bonus awards, or compensation expense associated with deferred purchase price for the acquisition of the Schuh Group in June 2011, which is required to be expensed because payment is contingent on continued employment of the payees, expected to be approximately $0.31 per diluted share for the fiscal year. The Company believes that providing an adjusted earnings per share estimate not reflecting these items will benefit investors by facilitating comparison with the Company's previously announced expectations, which also excluded these items. A reconciliation of the adjusted earnings per share estimates with the diluted earnings per share estimates calculated in accordance with U.S. Generally Accepted Accounting Principles is included as Schedule A to this press release.

Genesco plans to announce its fourth quarter and fiscal year 2015 results on March 12, 2015.

Genesco also announced that management will present at the 17th Annual ICR XChange Conference on Tuesday, January 13, 2015, at 10:00 a.m. (Eastern Standard Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the earnings outlook for the Company for the fourth quarter and fiscal year ending January 31, 2015. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include developments (including but not limited to weather and other disruptions to shopping patterns and the performance of certain athletic teams that could affect demand in the Lids Sports Group) that have a negative effect on sales or earnings for the balance of the fiscal year, year-end adjustments to estimates reflected in the expectations (including but not limited to adjustments related to inventory valuation), or developments that increase the costs or liabilities expected to be incurred or recognized in the fourth quarter. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,830 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company’s Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single-team clubhouse stores, and the Lids Team Sports team dealer business. In addition, the Company sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Schedule A

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 31, 2015

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2015		Fiscal 2015
Forecasted earnings from continuing operations	$95,029	$4.01	$92,347	$3.90

Adjustments: (1)
Asset impairment and other charges	1,830	0.08	2,146	0.09
Change in accounting for bonus awards	3,575	0.15	3,575	0.15
Indemnification asset write-off	7,050	0.30	7,050	0.30
Deferred payment - Schuh acquisition	7,346	0.31	7,346	0.31

Adjusted forecasted earnings from continuing operations (2)	$114,830	$4.85	$112,464	$4.75

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2015 is approximately
36.9% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.7 million share count for Fiscal 2015 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.